EXHIBIT 99.1

   MetroCorp Bancshares Inc. Names George M. Lee President and CEO

    HOUSTON--(BUSINESS WIRE)--July 26, 2004--MetroCorp Bancshares Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced that George M. Lee has been named President and CEO of MetroCorp Bancshares Inc. ("the Company"). Mr. Lee replaces Allen D. Brown, who has resigned from those positions.
    Mr. Lee has served on the Board of Directors of the Company for five years, chairman of its Audit Committee and member of the Compensation Committee until being named as the executive vice chairman in September 2003.
    Don J. Wang, the Company's chairman, stated: "The Board of Directors values George Lee's strategic planning and implementation skills in addition to his overall executive management experience with major publicly held companies. We believe that he can take the Company to higher performance levels and provide higher returns to shareholders."
    MetroCorp Bancshares Inc., with $879 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.

    CONTACT: MetroCorp Bancshares Inc., Houston
             Don J. Wang, 713-776-3876